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                                                                    EXHIBIT 99.1


                          [NEOTHERAPEUTICS LETTERHEAD]



                    NEOTHERAPEUTICS SHIFTS STRATEGIC FOCUS TO
                         OUT-LICENSING OF NEUROLOGY DRUG
                             CANDIDATES AND INTERNAL
                          DEVELOPMENT OF ONCOLOGY DRUGS

                  STRATEGIC AND RESTRUCTURING CHANGES TO REDUCE
                          MONTHLY EXPENSES BY NEARLY 50
                          PERCENT WHILE PRESERVING KEY
                              DEVELOPMENT PROGRAMS

        IRVINE, Calif., May 7, 2002 -- NeoTherapeutics, Inc. (NASDAQ: NEOT) today announced a change in strategic focus emphasizing the out-licensing of neurology drug candidates discovered by Company researchers and the internal development of in-licensed late stage anti-cancer drugs. As a result of these changes and the completion of a large Alzheimer's disease clinical trial, the Company expects its burn rate to fall from approximately $7 million per quarter to approximately $3.5 million per quarter over the next few months. Cost savings will be principally due to reductions in clinical and research personnel working on Neotrofin(TM), reductions in administrative staff, and the elimination of expenses for the manufacturing of Neotrofin supplies.

        The Company will maintain its capabilities to manage the clinical development of satraplatin, which is expected to begin a phase 3 trial in prostate cancer later this year, as well as Neotrofin in chemotherapy-induced neuropathy, spinal cord injury and Parkinson's disease. Neurological drug discovery and research support for products such as AIT-034, NEO-339 and the Company's anti-psychotic platform will also be maintained. NeoTherapeutics is in active discussions with pharmaceutical companies regarding licensing agreements for the development of AIT-034, NEO-339, the anti-psychotic drug platform and Neotrofin.

        "Last year we reduced our cash burn rate while broadening our product portfolio and moving forward the pre-clinical and clinical development of many of these products. The changes we are now instituting should reduce our annual burn rate to approximately $14 million going forward", stated Alvin J. Glasky, Chairman and Chief Executive Officer of NeoTherapeutics. "Our new strategic focus will allow us to channel our cash and human resources into the development of our late stage products, such as satraplatin, while we can leverage our neurology research efforts through development partnerships with larger pharmaceutical companies. Our strategic plan is to license out our neurology products in the pre-clinical stage rather than initiate costly clinical development of these products. I also want to reiterate that we will not devote additional resources to the clinical development of Neotrofin for Alzheimer's disease."

NeoTherapeutics plans to report financial results for the first quarter of 2002 on Thursday, May 16, 2002 and will update its financial position and financing strategy at that time. The Company will hold a conference call to discuss financial results and to provide an update on corporate strategy and milestones at 11:00 am eastern time, 8:00 am pacific time on May 16, 2002.

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        NeoTherapeutics seeks to create value for stockholders through the discovery and licensing out of central nervous system (CNS) drugs, the in-licensing and commercialization of anti-cancer drugs, and the licensing out of new drug targets discovered through genomics research. The Company's lead oncology drug, satraplatin, is being prepared for a phase 3 study in prostate cancer. Phase 2 studies of Neotrofin(TM) in Parkinson's disease, spinal cord injury and chemotherapy-induced neuropathy are ongoing. Additional anti-cancer drugs are in phase 1 and 2 human clinical trials, and the Company has a rich pipeline of pre-clinical neurological drug candidates. For additional information visit the Company's web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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